Exhibit 10.14B

SECOND AMENDMENT
to
EMPLOYMENT AGREEMENT
among
CSG SYSTEMS INTERNATIONAL, INC.
and
CSG SYSTEMS, INC.
and
NEAL C. HANSEN

       This Second Amendment to Employment Agreement (the “Amendment”) is made this 29th day of April, 2002, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and NEAL C. HANSEN (the “Executive”). CSGS and Systems collectively are referred to in this Amendment and the Employment Agreement referred to below as the “Companies”.

* * *

       WHEREAS, the Companies and the Executive entered into an Employment Agreement dated November 17, 1998 (the “Employment Agreement”); and

       WHEREAS, the Companies and the Executive entered into a First Amendment to the Employment Agreement dated June 30, 2000 (the “First Amendment”); and

       WHEREAS, the Companies desire to further amend the Employment Agreement as herein set forth.

       NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Companies and the Executive agree as follows:

       1.       The provision added to the end of Paragraph 6 of the Employment Agreement by the First Amendment hereby is amended so as to read in its entirety as follows, effective as of January 1, 2002:

“During the term of this Agreement, the Executive and the Executive’s designees shall be entitled to use of the Companies’ aircraft at the Companies’ expense (i) in the performance the Executive’s duties and responsibilities under this Agreement and (ii) for legitimate personal use. Effective as of January 1, 2002, if the Executive is required to pay any federal, state, or local income taxes in respect of income imputed to the Executive by reason of personal use by the Executive of the Companies’ aircraft (the “Tax Amounts”), then the Companies promptly shall make a cash payment (the “Tax Payment”) to or on behalf of the

Executive in an amount equal to the Tax Amounts. The Companies also shall make an additional cash payment to or on behalf of the Executive in an amount rounded to the nearest $100.00 which is equal to any additional federal, state, or local income taxes for which the Executive will be liable as a result of the Tax Payment (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, the Companies shall pay to or on behalf of the Executive a further Gross-Up Payment in respect of each prior Gross-Up Payment under this paragraph until the amount of the last Gross-Up Payment is less than $100.00. For purposes of computing the Tax Payment and the Gross-Up Payments under this paragraph, the Companies shall use the highest individual tax rates applicable to the Executive for the year for which the Tax Payment is made.”

       2.       Any terms in initial capital letters or all capital letters used as a defined term, but not defined in this Amendment, shall have the meaning set forth in the Employment Agreement. If any of the terms and conditions in this Amendment conflict with those in the Agreement, the terms and conditions of this Amendment shall take precedence. Upon execution of this Amendment by the parties, any subsequent reference to the Employment Agreement between the parties shall mean the Employment Agreement as amended by this Amendment. Except as amended by this Amendment, the terms and conditions set forth in the Employment Agreement shall continue in full force and effect according to their terms.

       IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first written above.

CSG SYSTEMS INTERNATIONAL, INC. By: /s/ John P. Pogge John P. Pogge, President CSG SYSTEMS, INC. By: /s/ John P. Pogge John P. Pogge, President /s/ Neal C. Hansen Neal C. Hansen

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